Exhibit 10.35
SERVICES AGREEMENT
     This SERVICES AGREEMENT (“Agreement”) is made as of the date set forth on Schedule J attached hereto by and between Scivantage, Inc., a Delaware corporation (the “Company”) and GAIN Capital Group LLC, a Delaware limited liability company (the “Client”).
     WHEREAS, Client wishes to obtain certain services provided by the Company as set forth below and the Company wishes to provide such services to Client.
     NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1. STANDARD SERVICES INCLUDED IN CLIENT STANDARD FEE
     (a)  Furnished Office Accommodation: The Company shall provide the number of serviced and fully furnished office workstations in the Company premises for which Client has agreed to pay as set forth in Schedule I attached hereto (the “Standard Fee”). Fully furnished accommodation includes, but is not limited to, the desk space, chairs, filing cabinets and shelving the Company has designed to accommodate the office including the list of workstations the Company has allocated for Client’s use (the “Office Accommodation”).
     (b) Office Services: The Company shall provide to Client the following office services:
(i)	access the Office Accommodation twenty-four (24) hours per day, seven (7) days per week;

(ii)	reception of Client’s visitors by the Company’s receptionist during normal business hours;

(iii)	heating and air conditioning as available and controlled by the building:

(iv)	lighting and electrical power for normal office use:

(v)	common area cleaning, sweeping of floors and rubbish removal in the Office Accommodation;

(vi)	use of sanitary facilities; and

(vii)	mail handling
     (c) Conference Rooms & Cafeteria: Client has access to a dedicated conference room to be used in their regular course of business as part of the Office Accommodation. All other conference room use must be scheduled ahead of time with Company’s receptionist Access and usage of the main conference room (Camelot) and the board room (The View) will require prior approval from Company which such approval will not be unreasonably withheld. Client has access to freely use the cafeteria and its amenities (microwave, toaster, and refrigerator). Access to coffee, soft drinks and bottled water is considered as Additional Services should the Client wish to use them at an additional cost.
SECTION 2. ADDITIONAL SERVICES
     The following services may be available for an extra fee in accordance with the Company’s published rates which are subject to change from time to time. The Client’s subscribed to services are defined in Schedule I.

Secretarial services	Photocopying
Telephone sets, line and usage	Facsimile
Filing and storage	High speed Internet access
Mail and courier services	Food, beverage and catering services
Information technology support	Voicemail
SECTION 3. USING THE OFFICE ACCOMMODATION
(a) The Nature of Client’s Business: Client shall use the Office Accommodation only for office purposes and only for the business stated in Schedule I or otherwise only with the consent of the Company. Office use of a “retail” nature, involving frequent visit by members of the public, is not permitted Client shall not carry on a business which competes with the Company’s business.
(b) Client Name and Address: Client may only carry on its business in Client’s name or some other name to which the Company consents. Client shall not display any signs in the Office Accommodation or anywhere else in the Company premises or in the building Client may use the Company’s address as Client’s business address with C/O Scivantage, Inc.
(c) Client’s Employees: At the Company’s request, Client shall provide the Company with a list of all of Client’s employees that have access to the Company premises and the Office Accommodation. All Employees will be required to obtain building security ID passes under the Company’s name. Company acknowledges and agrees this list may change from time to time upon which Client will provide an updated list of all of Client’s employees having access to Company premises.
(d) Care of Company’s Property: Client shall be liable for any damage caused by Client, or those in the Company premises with Client’s permission or at Client’s invitation, to the Company premises, its equipment, fittings and furnishings. Client may not alter any part of the Office Accommodation without the prior written consent of the Company.
(e) Office Furniture and Equipment: Client shall not install any permanent furniture, office equipment, cabling or telecom connections in the Office Accommodation without the prior written consent of the Company.

(f) Keys and Security: Any keys or entry cards issued to Client remain the property of the Company at all times. Client shall not make any copies of them or allow anyone else to use them without the prior consent of the Company. Any loss of any keys or entry cards must be reported to the Company immediately and Client must pay the cost of replacement keys or cards and of changing locks, if required Outside normal business hours., it is Client’s responsibility to lock the doors to the Company premises.
(g) Comply with the law: Client must comply with all relevant laws and regulations in the conduct of Client’s business. Client must not do anything that may interfere with the use of the Company premises by the Company or by others, cause any nuisance or annoyance, increase the insurance premiums the Company is required to pay or cause loss or damage to the Company or to the owner of any interest in the building or the property which contains the Office Accommodation. Client acknowledges that (a) the terms of the foregoing sentence are a material inducement to the Company for the execution of this Agreement and (b) any violation by Client of the foregoing sentence shall constitute a material default by Client hereunder, entitling the Company to terminate this Agreement
(h) Comply with House Rules: Client must comply with any reasonable house rules which the Company may impose generally, and from time to time on users of the Office Accommodation whether for reasons of health and safety, or otherwise. The Company may change the house rules at any time at which time Company will provide adequate notice to Client. Client shall not bring animals into the Office Accommodation or to the Company premises. Client shall not play music or use amplification equipment in a way that can be heard outside the Office Accommodation. Client needs to comply with the Company’s and building’s security, fire code and evacuation guidelines at all times. Company will not conduct any activity which may cause a disruption to Client’s intended business as described in Schedule I and frustrate Client’s use of the Company premises and Office Accommodation under this Agreement
(i) Insurance: It is Client’s responsibility to arrange insurance for Client’s own property which Client brings into the Company premises and for Client’s own liability to Client’s employees and to third parties. Client shall name the Company as an additional insured under its general liability policies and any other person or entit(ies) reasonably required by the Company and deliver a copy of the same to the Company prior to moving into the Office Accommodation.
(j) Indemnities: Client shall indemnify the Company in respect of all liability, claims, damages, loss and expenses which may arise (except to the extent caused by the Company’s gross negligence or willful misconduct):
(i)	if someone dies or is injured while in the Office Accommodation the Client is using;

(ii)	from a third party in respect of Client’s use of the Office Accommodation and services;

(iii)	from a third party in respect of the Company’s providing of services to Client; and

(iv)	as a result of Client not complying with the terms of this Agreement.
(k): Legal Fees. Client must also ray costs, including reasonable legal fees and disbursements, which the Company may incur in connection with the foregoing.
(m) Internet Usage: Client accepts responsibility for all costs incurred by Company as a result of any computer virus infecting Client’s computers and subsequently causing damage to Company’s network
SECTION 4. PROVIDING THE SERVICES
(a) Access to the Office Accommodation: Any duly authorized representative of the Company (a “Representative”) may enter the Office Accommodation at any time. However, unless there is an emergency, the Company will use reasonable effort to attempt to inform Client in advance when Representatives need access the Office Accommodation to carry out testing, repair or work other than routine inspection, cleaning and maintenance.
(b) Initial Occupancy: If for any reason the Company cannot provide any or all of the space stated on Schedule I by such date stated in Schedule 1, the Company shall have no liability to Client for any loss or damages but Client may cancel this Agreement without penalty. The Company shall not charge Client the Standard Fee for space Client cannot use until the space becomes available for Client’s occupancy.
(c) Suspension of Services: The Company may, with or without notice, suspend the provision of services (including access to the Office Accommodation) due to events beyond the Company’s reasonable control for reasons including, but not limited to mechanical breakdown, loss of service in connection with telephones, telephone related services and high-speed Internet access, casualty, condemnation, acts of God, failure of staff; termination of the Company’s interest in the bulking containing the Office Accommodation or strikes (collectively, “Force Majeure”). In the event of a Force Majeure, Client shall continue to pay the Standard Fee for such period.
(d) If the Office Accommodation is Unavailable: In the unlikely event that the Company is no longer able to provide, the services and the Office Accommodation then this Agreement will terminate and Client shall be obligated to ray only the Standard Fees up to the date of termination and for the additional services Client has used to such date. Company will refund any outstanding Pre-Paid Fees.
(e) Company’s Liability: The Company shall not be held liable for any loss as a result of the Company’s failure to provide a service as a result of Force Majeure or otherwise unless the Company does so deliberately or is grossly negligent. The Company shall not be liable for any failure or malfunction until Client has notified the Company about such failure or malfunction and the Company has not remedied the failure or malfunction in a reasonable amount of time as determined by the nature of the failure or malfunction and the type of repair needed.
(f) Consequential loss: If for any reason the Company cannot provide Client with any service, the Company’s liability is limited to crediting or returning to Client a reasonable proportion of the relevant fee. The Client specifically acknowledges that the Company will not be liable for the failure to provide specific services including, but not limited to, telephones, telephone related services and high-speed Internet access. To the extent permitted by law, the Company has no liability whatsoever for any consequential loss or punitive damages as a result of anything the Company or its staff does or fruits to do.
(g) Licenses: The Company has or will obtain all licenses, permits or other governmental authorizations necessary for the ownership of its property or to the conduct of its business as currently conducted except where the failure to have or obtain such license, permit or other governmental authorization would not have a material adverse effect on the Company or on the Client
SECTION 5. SERVICES AGREEMENT
(a) The Nature of the Agreement: The whole of the Office Accommodation remain the property of the Company and remain in the Company’s possession and control. Client acknowledges that this Agreement creates no tenancy interest, leasehold estate or other real property interest in Client’s favor with respect to the Office Accommodation. The Company is providing only the right to share with the Company the use of the Office Accommodation to Client This Agreement is personal to Client and cannot be transferred to anyone else.
(b) Duration: This Agreement shall be legally binding as of the date hereof (the «Agreement Date”) as identified on Schedule I. Client’s use of the Office Accommodation and services shall commence on the “Start Date” identified on Schedule 1
(c) Termination: This Agreement and the Client’s rights to utilize the Office Accommodation terminates on the “End Date” identified on Schedule I if unilaterally terminated by either the Company or Client with written notice thirty (30) days prior to the End Date provided to the other party. Otherwise, this Agreement shall be automatica1ly renewed pursuant to Section 5(d) below.
(d) Renewal: The term shall extend automatically for successive periods equal to one (1) year until unilaterally terminated by either the Company or Client after the terminating party shall have given written notice thirty (30) days prior to the Renewal End Date to the non-terminating party. The Standard Fee during any renewal period shall be renegotiated by both parties at least thirty (30) days prior to renewal. Schedule 1 shall be amended from time to time to include any and all Renewal Start Dates and Renewal End Dates and to adjust the Standard Fee and Pre-Paid Fees.
(e) Immediate Termination: Except for pursuant to Section 6(I), the Company or Client may terminate this Agreement fourteen (14) days after giving notice to the respective party if:
     (i) One party is in breach of one of its obligations which cannot be remedied or which the non-breaching party has given prior notice to remedy and which breaching party has failed to remedy, or
     (ii) Client’s conduct, or that of someone at the Office Accommodation with Client’s permission or at Client’s invitation, is incompatible with ordinary office use, does not comply with the nature of the Client’s business as set forth on Schedule I or is grossly inappropriate in the Company’s sole and absolute discretion, or
     (iii) Company’s conduct is frustrating Client’s intended business use of the Company premises and Office Accommodation.
(f) If either the Company or the Client unilaterally terminates this Agreement based on Section 5(c), 5(d) or 5(e), such termination does not terminate any then outstanding obligations Client may have and Client must:
(i)	pay for all services Client has used,

(ii)	except for Section 4(e), pay the Standard Fee for 3 months following termination The Standard Fee for the 3 months will be accelerated and become immediately due, and

(iii)	indemnify the Company against all reasonable costs and losses (including without limitation, reasonable attorney’s fees and disbursements) the Company may incur as a result of the termination.
(g) Upon the termination of this Agreement, Client shall vacate the Office Accommodation immediately leaving it in the same condition as it was when Client initially began using the Office Accommodation, save for ordinary wear and tear. If Client leaves any of its own property in the Office Accommodation, the Company may dispose of it in any way the Company may choose without owing Client any responsibility for it or any proceeds of sale but may not do so without first providing written notice.
(h) If Client continues to use the Office Accommodation when this Agreement has terminated or if the Client is in default under this Agreement:
(i)	Client is responsible for any loss, claim or liability (including, without limitation, reasonable attorney’s fees and disbursements) the Company may incur as a result of Client’s default or failure to vacate on time; including without limitation, lost Standard Fees;

(ii)	the Company may, in its sole discretion, permit Client an extension subject to a surcharge on the Standard Fee; and

(iii)	Client agrees that the Company may bar the Client and its employees from the Office Accommodation and may terminate telephone, high-speed Internet access and other Services.
(i) Non-Solicitation: While this Agreement is in force and for a period of six (6) months after it ends, either party shall not, whether for its own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from the other party or its subsidiaries, or otherwise directly interfere with the relationship of the other party or its subsidiaries with any person who, to the knowledge of the soliciting party, is employed by or otherwise engaged to perform certain services for the non-soliciting party or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the non-soliciting party other, its predecessors or any of its subsidiaries. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 5(i) unless the non-soliciting party’s name is contained in such advertisements or solicitations.

(j) Confidentiality: The terms of this Agreement are confidential. Neither party may disclose them (except to their legal counsel employees and other consultants who shall keep this Agreement confidential) without the other’s consent unless required to do so by law or an official authority.
(k) Applicable law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed entirely within such state.
SECTION 6. FEES
(a) Standard Fee: The Standard Fee as set forth on Schedule I is payable in advance, per the payment terms in Section 6(e), in full with respect to standard office services to be provided during such calendar month. Any proration of the Standard Fee, where applicable, will be done on a per diem basis.
(b) Service Deposit: Upon the execution of this Agreement, Client shall pay to the Company a service deposit (“Service Deposit”) as set forth on Schedule I which shall be used to offset any fees Client may owe (i) when Client vacates the Office Accommodation, or (ii) if Client has not occupied the Office Accommodation at any time except as where state otherwise herein. The balance of the Service Deposit shall be returned to the Client either (i) within sixty (60) days after the End Date if this Agreement is not renewed or (ii) within sixty (60) days after the final Renewal End Date if this Agreement is renewed.
(c) Additional services: Fees for additional services are invoiced in either upfront or arrears and payable per the payment terms in Section 6(e).
(d) Payment terms: All payments are to be made on the first day of the month.
(e) Late payment: If Client does not pay all fees due within fifteen (15) days after the first day of the month (the “late period”) the Company may charge a late payment fee of 5% (the rate may change from time to time as determined by the Company, but in no event shall be greater than the rate permitted by law) compounded monthly on the amounts outstanding. If Client disputes any part of an invoice Client must pay the amount not in dispute by the due date. After the late period, the Company may withhold Services (including barring access to the Office Accommodation and/or terminating any and all services, including but not limited to telephones, Internet access and/or related services) while there are any outstanding fees or interest due or if Client is in breach of this Agreement. Company may, in good faith, attempt to notify Client of its intentions to withhold services.
SECTION 7. MISCELLANEOUS
(a) Notices: All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail postage prepaid:
(i)	if to the Company, 10 Exchange Place, B” Floor, Jersey City NJ 07302, Attention: Tony Scrimenti, or at such other address as it may have furnished in writing to Client, or

(ii)	if to Client, at such address as listed on Schedule 1 hereto, or at such other address is it may have furnished in writing to the Company.
Any notice so addressed shall be deemed to be given on the date of receipt (as evidenced by signature, if available) if delivered by hand; by courier or if mailed by registered of certified mail
(b) Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.
(c) Entire Agreement Amendment and Waiver: This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof among such parties. Schedule I attached hereto is made part of the Agreement In the event of a conflict between the terms of the Agreement and Schedule I the terms of Schedule I shall govern. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of both parties.
(d) Subordination: This Agreement is subordinate to all of the Company’s senior obligations with respect to the building and to any other agreements to which the Company is subject
(e) Severability: The invalidity of anyone or more of the sections, subsections, sentences, clauses or words contained in this Agreement or the application thereof 10 any particular set of circumstances, will not after the validity of the remaining portions of this Agreement or of their valid application to any other set of circumstances. Regardless of whether or not either party has elected to consult with legal counsel in reviewing this Agreement, it is the intent of the parties that in no event will the terms, conditions or provisions of this Agreement be construed against either party as the drafter of this Agreement
(f) Execution by Each Party: The parties executing this Agreement warrant and represent: (i) that each executing party has complete and full authority to execute this Agreement, and (ii) each of the parties will fully perform its obligations hereunder.
(g) Where “consent” is referred within this Agreement, such consent shall not be unreasonably withheld except where expressly stated to the contrary.

(h) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the 1 day of Feb., 2008.

SCIVANTAGE, INC.		GAIN CAPITAL GROUP, LLC

By:	/s/ Adnane Charchour	By:	/s/ Christopher W. Calhoun
Name: Adnane Charchour		Name: Christopher W. Calhoun
Title: President & CEO		Title: COO

SCHEDULE I

Company Name:	SCIVANTAGE, INC.
Client Company Name:	GAIN CAPITAL GROUP, LLC
Client Address:	550 Hills Drive, Bedminster, NJ 07921
Client’s Business:	Financial Services & Technology
Initial Term in months:	11 months with option to renew for an additional 12 months
Agreement Date:	February 1, 2008
Start Date:	February 1, 2008
End Date:	December 31, 2008 with option to renew for an additional 12 months
Move-In Date:	February 15, 2008
Office Space:	29 Workstations/Offices (As highlighted in attached layout)

Standard FEE- MONTHLY			Details	Quantity	Amount	Total
Standard Fee	Regular Workstation		All inclusive: taxes	18	$350.00	$6,300.00
	Large Workstation		escalation and	8	$450.00	$3,600.00
	Private Office (2 Offices + 1 Conf Room)		electricity	3	$550.00	$1,650.00

				Monthly Standard Fee:		$11,550.00

ADDITIONAL SERVICES — MONTHLY
Communications	Telephone Set Rental**	Per Set		0	$20.00
	Telephone lines**			0	$75.00	—
	- Unlimited calling US
	- Voice Mail
	- Teleconference bridge line	Per Line
	Private eFax Line (Receive only)**	Per Line		0	$15.00	—
	LAN Connection (wires & cross connect)*	Per Desk		31	$10.00	$310.00
	Servers & Computer Equipment Hosting (Space & Power) **	Per Equipment		0	$350.00	—
	Internet Connection — Redundant T1	Per Desk		29	$25.00	$725.00
Cafeteria**	Coffee	Per Person		0	$30.00	—
	Soft Drinks	Per Person		0	$45.00	—
				Monthly Additional Services Fee		$1,035.00
				Monthly Fees TOTAL:		$12,585.00

ONE-TIME SET-UP, PRE-PAID & SERVICE DEPOSIT FEES
First Month’s Fee (0.5 month)				0.5	$12,585.00	$6,292.50
Service Deposit - 1 Monthly Fee				1	$12,585.00	$12,585.00
Office Space Set-Up (cleaning, fixing, conf room set up etc...)				29	$100.00	$2,900.00
Security Badges		Per Set		29	$25.00	$725.00
Telephone**		Per Set		0	$50.00	—
Analog/Fax Line		Per Line		0	$75.00
Internet/LAN Connectivity*		Per User		31	$50.00	$1,550.00
			Move-in/Set-up Fees TOTAL:			$24,052.50

1)	Standard Fee is the monthly fee for the office space per the Service Agreement

2)	IT Support Services are available for $100/hr (15 minutes increments)

3)	Replacement fee for any lost security card is $50

*	Assuming two printers

**	Services not selected can be made available @ above rates
Comments/Amendments to the Service Agreement:
Upon the completion of the Initial Term and upon 30 days notice, Client has the option to renew this Agreement for an additional 12 months under the same terms.
AGREED AND ACCEPTED:

SCIVANTAGE, INC.		GAIN CAPITAL GROUP, LLC

By:	/s/ Adnane Charchour	By:	/s/ Christopher W. Calhoun

Name: Adnane Charchour		Name: Christopher W. Calhoun

Title: President & CEO		Title: COO